Exhibit (e)

Certification under Rule 466

The depositary, Deutsche Bank Trust Company Americas, represents and certifies the following:

(1) That it previously had filed a registration statement on Form F-6 (Uniper SE, 333-217999), which the U.S. Securities and Exchange Commission declared effective, with terms of deposit identical to the terms of deposit of this Form F-6 Registration Statement except for the shares represented by the American Depositary Shares and the name of the issuer of such shares; and

(2) That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

By:	DEUTSCHE BANK TRUST COMPANY AMERICAS, Depositary

By:	/s/ Michael Fitzpatrick
Name: Michael Fitzpatrick
Title: Vice President

By:	/s/ Michael Curran
Name: Michael Curran
Title: Vice President